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                                                                    Exhibit 99.1

For more information, please contact:

Don Crosbie
(972) 770-1892
dcrosbie@claimsnet.com
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FOR IMMEDIATE RELEASE:

           CLAIMSNET.COM JOINS STANDARD & POOR'S MARKET ACCESS PROGRAM

DALLAS - August 14, 2003 - Claimsnet.com inc. (OTCBB: CLAI.OB), a leading provider of Internet-based business-to-business solutions for the healthcare industry, today announced that it has become a member of the Standard & Poor's Market Access Program and that the Company's stock will no longer be listed on the Boston Stock Exchange.

The Standard & Poor's Market Access Program includes profiles of the Company in Standard & Poor's Corporation Records, Standard & Poor's Daily News, Standard & Poor's MarketScope, and the Standard & Poor's Market Access Website, plus entry into the Standard & Poor's Stock Guide Database. The Standard & Poor's Corporation Records is a recognized securities manual for purposes of Blue Sky / manual exemption in up to thirty five states.

The Company also announced that it has not maintained the minimum listing requirements of the Boston Stock Exchange and has, therefore, been removed from listing and registration with the Boston Stock Exchange.

Claimsnet.com inc. is a leading provider of Internet-based claim processing solutions for the healthcare payer industry, including distinctive, advanced ASP technology. Headquartered in Dallas, Claimsnet offers systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet can be found at the Company's web site at www.claimsnet.com.

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